INTERIM SUB-ADVISORY AGREEMENT

     AGREEMENT dated as of [ ], 2002, between AmSouth Investment Management Company, LLC, an investment adviser having its principal place of business in Alabama (herein called the "Investment Adviser") and OakBrook Investments, Inc., a limited liability company having its principal place of business in Illinois (herein called the "Sub-Adviser").

     WHEREAS, Variable Insurance Funds (the "Trust"), a Massachusetts business trust having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219-3035, is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, the Trust has retained the Investment Adviser to provide or procure investment advisory services on behalf of certain investment portfolios of the Trust pursuant to an investment advisory agreement dated September 16, 1997, as amended and restated May 21, 2001 (the "Advisory Agreement");

     WHEREAS, the Investment Adviser wishes to retain the Sub-Adviser to assist the Investment Adviser in providing investment advisory services in connection with each portfolio of the Trust as now or hereafter may be identified on Schedule A hereto, as such Schedule may be amended from time to time with the consent of the parties hereto (each a "Fund");

     WHEREAS, the Sub-Adviser is willing to provide such services to the Investment Adviser upon the terms and conditions and for the compensation set forth below;

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, it is agreed between the parties hereto as follows:

     1. Appointment. The Investment Adviser hereby appoints the Sub-Adviser its sub-adviser with respect to the Fund and the Sub-Adviser accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

     2. Delivery of Documents. The Investment Adviser shall provide to the Sub-Adviser copies of the Trust's most recent prospectus and statement of additional information (including supplement thereto) which relate to any class of shares representing interests in the Fund (each such prospectus and statement of additional information as presently in effect, and as they shall from time to time be amended and supplemented, is herein respectively called a "Prospectus" and a "Statement of Additional Information").

     3. Sub-Advisory Services to the Fund.

          (a) Subject to the supervision of the Investment Adviser, the Sub-Adviser will provide a continual investment program for such portion, if any, of the Fund's assets, that is allocated to the Sub-Adviser by the Investment Adviser from time to time. With respect to such assets, the Sub-Adviser will: (i) provide investment research and credit analysis concerning the Fund's investments; (ii) place orders for all purchases and sales of the investments made for the Fund; (iii) maintain the books and records required in connection with its duties hereunder; and (iv) keep the Investment Adviser informed of developments materially affecting the Fund.

          (b) The Sub-Adviser will use the same skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities; provided that, notwithstanding this Paragraph 3(b), the liability of the Sub-Adviser for actions taken and non-actions with respect to the performance of services under this Agreement shall be subject to the limitations set forth in Paragraph 11(a) of this Agreement.

          (c) The Sub-Adviser will communicate to the Investment Adviser and to the Trust's custodian and Fund accountants as instructed by the Investment Adviser on each day that a purchase or sale of a security is effected for the Fund (i) the name of the issuer, (ii) the amount of the purchase or sale, (iii) the name of the broker or dealer, if any, through which the purchase or sale will be affected, (iv) the CUSIP number of the security, if any, and (v) such other information as the Investment Adviser may reasonably require for purposes of fulfilling its obligations to the Trust under the Advisory Agreement.

          (d) The Sub-Adviser will provide the services rendered by it hereunder in accordance with the Fund's investment objectives, policies and restrictions as stated in the Prospectus and Statement of Additional Information and such other guidelines as the Board of Trustees of the Trust ("Board") or the Investment Adviser may establish.

          (e) The Sub-Adviser will maintain records of the information set forth in Paragraph 3(c) hereof with respect to the securities transactions of the Fund and will furnish the Trust's Board with such periodic and special reports as the Board may reasonably request.

          (f) The Sub-Adviser will promptly review all (1) reports of current security holdings in the Fund, (2) summary reports of transactions and pending maturities (including the principal, cost and accrued interest on each portfolio security in maturity date order) and (3) current cash position reports (including cash available from portfolio sales and maturities and sales of the Fund's shares less cash needed for redemptions and settlement of portfolio purchases), all within a reasonable time after receipt thereof from the Trust and will report any errors or discrepancies in such reports to the Trust or its designee within three (3) business days after discovery of such discrepancies.

          (g) At such times as reasonably requested by the Board or the Investment Adviser, the Sub-Adviser will provide economic and investment analysis and reports, and make available to the Board and the Investment Adviser such economic, statistical, or investment services normally available to similar investment company clients of the Sub-Adviser.

          (h) The Sub-Adviser will make its portfolio managers and other appropriate personnel available to the Board and the Investment Adviser at reasonable times to review the Fund's investment policies and to consult with the Board and the Investment Adviser regarding the investment affairs of the Fund, including economic and statistical and investment matters relevant to the Sub-Adviser's duties hereunder, and the portfolio strategies employed.

          (i) The Sub-Adviser will provide the Investment Adviser with quarterly compliance reports and certifications in the forms requested by the Investment Adviser.

          (j) The Sub-Adviser will provide the Trust with reasonable evidence that, with respect to its activities on behalf of the Fund, the Sub-Adviser is maintaining (i) adequate fidelity bond insurance; and (ii) an appropriate Code of Ethics and related reporting procedures.

     4. Brokerage. The Sub-Adviser may place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer. In placing orders, the Sub-Adviser will consider the experience and skill of the firm's securities traders, as well as the firm's financial responsibility and administrative efficiency. The Sub-Adviser will use its best efforts to obtain the best price and the most favorable execution of its orders. Consistent with these obligations, the Sub-Adviser may, subject to the approval of the Board, select brokers on the basis of the research, statistical and pricing services they provide to the Fund. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Sub-Adviser determines in good faith that the amount of such commission is reasonable in relation to the value of the brokerage or research services provided, viewed either in terms of a particular transaction or the overall responsibility of the Sub-Adviser to the Fund and its other clients. In no instance will portfolio securities be purchased from or sold to the Trust's principal distributor, the Investment Adviser or any affiliate thereof (as the term "affiliate" is defined in the 1940
Act), except to the extent permitted by Securities and Exchange Commission ("SEC") exemptive order or by applicable law.

     5. Compliance with Laws: Confidentiality: Conflicts of Interest.

          (a) The Sub-Adviser agrees that it will comply with all applicable laws, rules and regulations of all federal and state regulatory agencies having jurisdiction over the Sub-Adviser in performance of its duties hereunder (herein called the "Rules").

          (b) The Sub-Adviser will treat confidentially and as proprietary information of the Trust all records and information relative to the Trust and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

          (c) The Sub-Adviser will maintain a policy and practice of conducting sub-advisory services hereunder independently of the banking operations of its affiliates. In making investment recommendations for the Fund, the Sub-Adviser's personnel will not inquire or take into consideration whether the issuers of securities proposed for purchase or sale for the Fund's account are bank customers of the Sub-Adviser's affiliates unless so required by applicable law. In dealing with their bank customers, affiliates of Sub-Adviser will not inquire or take into consideration whether securities of those customers are held by the Fund.

     6. Control by Trust's Board of Trustees. Any recommendations concerning the Fund's investment program proposed by the Sub-Adviser to the Fund and the Investment Adviser pursuant to this Agreement, as well as any other activities undertaken by the Sub-Adviser on behalf of the Fund pursuant thereto shall at all times be subject to any applicable directives of the Board of Trustees of the Trust.

     7. Services Not Exclusive. The Sub-Adviser's services hereunder are not deemed to be exclusive, and the Sub-Adviser shall be free to render similar or dissimilar services to others so long as its services under this Agreement are not impaired thereby.

     8. Books and Records. In compliance with the requirements of Rule 31a-3 of the Rules, and any other applicable Rule, the Sub-Adviser hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust's request. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 and any other applicable Rule, the records required to be maintained by the Sub-Adviser hereunder pursuant to Rule 31a-1 and any other applicable Rule.

     9. Expenses. During the term of this Agreement, the Sub-Adviser will bear all expenses incurred by it in connection with the performance of its services under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Fund. Notwithstanding the foregoing, the Sub-Adviser shall not bear expenses related to the operation of the Trust or any Fund including, but not limited to, taxes, interest, brokerage fees and commissions and any extraordinary expense items.

     10. Compensation. For the services provided and the expenses assumed pursuant to this Agreement, the Investment Adviser will pay the Sub-Adviser and the Sub-Adviser will accept as full compensation therefor a fee computed daily and paid monthly in arrears on the first business day of each month equal to the lesser of (i) the fee at the applicable annual rates set forth on Schedule A hereto or (ii) such fee as may from time to time be agreed upon in writing by the Investment Adviser and the Sub-Adviser. If the fee payable to the Sub-Adviser pursuant to this paragraph begins to accrue after the beginning of any month or if this Agreement terminates before the end of any month, the fee for the period from such date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs. For purposes of calculating fees, the value of a Fund's net assets shall be computed in the manner specified in the Prospectus and the Statement of Additional Information for the computation of the value of the Fund's net assets in connection with the determination of the net asset value of the Fund's shares. Payment of said compensation shall be the sole responsibility of the Investment Adviser and shall in no way be an obligation of the Fund or of the Trust.

     11. Limitation of Liability.

          (a) The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Investment Adviser, the Trust or the Fund in connection with the matters to which Agreement relates, except that Sub-Adviser shall be liable to the Investment Adviser for a loss resulting from a breach of fiduciary duty by Sub-Adviser under the 1940 Act and other Rules with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of Sub-Adviser in the performance of its duties or from reckless disregard by it of its obligations or duties under this Agreement. The Sub-Adviser shall indemnify and hold harmless the Investment Adviser, the Trust, the Fund, their Trustees, officers and shareholders, from any and all claims, losses, expenses, obligations and liabilities (including reasonable attorneys fees) which arise or result from the Sub-Adviser's willful misfeasance, bad faith or gross negligence in the performance of its duties or from the Sub-Adviser's reckless disregard of its obligations or duties under this Agreement. In no case shall the Sub-Adviser be liable for actions taken or non-actions with respect to the performance of services under this Agreement based upon specific information, instructions or requests given or made to the Sub-Adviser by the Investment Adviser.

          (b) The Investment Adviser shall be responsible at all times for supervising the Sub-Adviser, and this Agreement does not in any way limit the duties and responsibilities that the Investment Adviser has agreed to under the Advisory Agreement.

     12. Duration and Termination. Unless sooner terminated as provided herein, this Agreement shall continue until the sooner of (a) 150 days from the date this Agreement is entered into, or (b) the date upon which Fund shareholders approve the retention of the Sub-Adviser in accordance with Section 15(a) of the 1940 Act and the Investment Adviser executes a Sub-Advisory Agreement with the Sub-Adviser; provided, however, that this Agreement may continue for a period in excess of 150 days upon the written agreement of the parties and consistent with SEC or SEC staff action or interpretation of applicable law. This Agreement may be terminated: (i) by the Trust at any time without the payment of penalty by the Board; (ii) by vote of a majority of the outstanding voting securities of the Fund; (iii) by the Investment Adviser on 60 days written notice to the Sub-Adviser; or (iv) by the Sub-Adviser on 60 days written notice to the Investment Adviser. Any notice of termination served on the Sub-Adviser by the Trust or the Investment Adviser shall be without prejudice to the obligation of the Sub-Adviser to complete transactions already initiated or acted upon with respect to the Fund. This Agreement shall terminate automatically in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested person" and "assignment" shall have the same meaning as such terms have in the 1940 Act.)

     13. Sub-Adviser's Representations. The Sub-Adviser hereby represents and warrants as follows:

          (a) it will manage each Fund so that each Fund will qualify as a regulated investment company under Subchapter M of the Internal Revenue Code and will comply with: (i) the diversification requirements of Section 817(h) of the Internal Revenue Code and the regulations issued thereunder; (ii) the Fund's investment objectives and investment policies; (iii) the Fund's Prospectus and Statement of Additional Information; (iv) the 1940 Act; and (v) any other rules and regulations pertaining to investment vehicles underlying variable annuity or variable life insurance policies;

          (b) it will immediately notify the Trust and the Investment Adviser upon having a reasonable basis for believing that any Fund has ceased to comply with the diversification provisions of Section 817(h) of the Internal Revenue Code or the Regulations thereunder; and

          (c) it will be responsible for making inquiries and for reasonably ensuring that any employee of the Sub-Adviser, any person or firm that the Sub-Adviser has employed or with which it has associated, or any employee thereof has not, to the best of the Sub-Adviser's knowledge, in any material connection with the handling of Trust assets: (i) been convicted, in the last ten (10) years, of any felony or misdemeanor arising out of conduct involving embezzlement, fraudulent conversion, or misappropriation of funds or securities, or involving violations of Sections 1341, 1342, or 1343 of Title 18, United States Code; or (ii) been found by any state regulatory authority, within the last ten (10) years, to have violated or to have acknowledged violation of any provision of any state insurance law involving fraud, deceit, or knowing misrepresentation; or (iii) been found by any federal or state regulatory authorities, within the last ten (10) years, to have violated or to have acknowledged violation of any provisions of federal or state securities laws involving fraud, deceit or knowing misrepresentation.

     14. Insurance Company Offerees. All parties acknowledge that the Trust will offer its shares so that it may serve as an investment vehicle for variable annuity contracts and variable life insurance policies issued by insurance companies, as well as to qualified pension and retirement plans. The Investment Adviser and the Sub-Adviser agree that shares of the Funds may be offered only to the separate accounts and general accounts of insurance companies that are approved in writing by the Investment Adviser. The Investment Adviser agrees that shares of the Funds may be offered to separate accounts and the general account of New York Life Insurance Company and to separate accounts and the general accounts of any insurance companies that are affiliated with New York Life Insurance Company. The Sub-Adviser and the Investment Adviser agree that the Sub-Adviser shall be under no obligation to investigate insurance companies to which the Trust offers or proposes to offer its shares.

     15. Amendment of this Agreement. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

     16. Notification of Investment Adviser. The Sub-Adviser will promptly notify the Investment Adviser in writing of the occurrence of any of the following events: (a) the Sub-Adviser shall fail to be registered as an investment adviser under the Investment Advisers Act of 1940, as amended; (b) the Sub-Adviser shall have been served or otherwise have notice of any action suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund or the Trust; or (c) any other occurrence that reasonably could have a material adverse impact on the ability of the Sub-Adviser to provide the services provided for in this Agreement.

     17. Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof.

     18. Privacy Policy. The Sub-Adviser acknowledges that nonpublic customer information (as defined in Regulation S-P, including any amendments thereto) of customers of the Fund received from the Investment Adviser is subject to the limitations on redisclosure and reuse set forth in Section 248.11 of Regulation S-P, and agrees that such information: (i) shall not be disclosed to any third party for any purpose without the written consent of the Investment Adviser unless permitted by exceptions set forth in Sections 248.14 or 248.15 of Regulation S-P; and (ii) shall be safeguarded pursuant to procedures adopted under Section 248.30 of Regulation S-P if so required.

     19. Anti-Money Laundering Compliance. The Sub-Adviser acknowledges that, in compliance with the Bank Secrecy Act, as amended, and implementing regulations ("BSA"), the Trust has adopted an Anti-Money Laundering Policy. The Sub-Adviser agrees to comply with the Trust's Anti-Money Laundering Policy and the BSA, as the same may apply to the Sub-Adviser, now or in the future. The Sub-Adviser further agrees to provide to the Trust such reports, certifications and contractual assurances as may be requested by the Trust or the Investment Adviser.

     20. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be effected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties herein and their respective successors and shall be governed by Massachusetts law.

     The names "Variable Insurance Funds" and "Trustees of Variable Insurance Funds " refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Amended and Restated Declaration of Trust dated as of July 20, 1994 and amended and restated as of February 5, 1997, to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of The Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "Variable Insurance Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.





     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                      AmSouth Investment Management Company, LLC



                                      By: _________________________________

                                      Title: ______________________________





                                       OakBrook Investments, LLC



                                       By: _________________________________

                                       Title: ______________________________

                                                                      [Dated:  ]
                                   Schedule A
                      to the Interim Sub-Advisory Agreement
             between AmSouth Investment Management Company, LLC and
                            OakBrook Investments, LLC


    NAME OF FUND                                              COMPENSATION

AmSouth Mid Cap Fund - Variable Insurance Fund     Annual rate of [_____] of the
                                                   average daily net assets of
                                                   such Fund.

____________________________________________
All fees are computed daily and paid monthly.

                                      AmSouth Investment Management Company, LLC

                                      By:____________________________________
                                      Name:__________________________________
                                      Title:_________________________________


                                      OakBrook Investments, LLC

                                      By:_____________________________________
                                      Name:___________________________________
                                      Title:__________________________________










                                      A-1